Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: October 24, 2013	Contact: Samuel G. Stone
NASDAQ Symbol: FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES

THIRD QUARTER AND YEAR-TO-DATE 2013 RESULTS

Highlights Include:

●	For the first nine months of 2013, diluted earnings per share were $1.06, increasing 29% from $0.82 for the first nine months of 2012
●	For the third quarter of 2013, diluted earnings per share were $0.35, increasing from $0.31 for the third quarter of 2012
●	Merger related expenses recorded in the third quarter of 2013 reduced diluted earnings per share for the quarter and nine-months by $0.07 per share
●	Provision expense in third quarter of 2013 reduced to zero due to continued improvement in asset quality metrics and strong level of reserves
●	Non-accrual loans reduced 5% in the quarter and 30% less than year-ago; other real estate owned reduced 14% from the prior quarter and 28% less than year-ago
●	Merger with Mercantile Bank Corporation proceeding and expected to complete and be effective January 1, 2014
●	Equity ratios remained strong with affiliate banks continuing to exceed regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $2,869,000 for the third quarter of 2013, increasing 5.7% from $2,715,000 for the third quarter of 2012, with net income available to common shareholders of $2,869,000 in the third quarter of 2013 increasing 15.0% from $2,495,000 in the third quarter of 2012. Diluted earnings per share were $0.35 in the third quarter of 2013 compared to $0. 31 in the third quarter of 2012. Returns on average assets and average equity for the third quarter of 2013 were 0. 78% and 8.6%, respectively, compared to 0.72% and 7.4% respectively in the third quarter of 2012.

For the first nine months of 2013, net income of $9,075,000 increased 20.4% from $7,536,000 for the first nine months of 2012, with net income available to common shareholders of $8,594,000 in the first nine months of 2013 increasing 32.7% from $6,476,000 in the first nine months of 2012. Diluted earnings per share were $1.06 in the first nine months of 2013 compared to $0.82 in the first nine months of 2012. Returns on average assets and average equity for the first nine months of 2013 were 0.81% and 8.5%, respectively, compared to 0.68% and 6.7% respectively in the first nine months of 2012.

Expenses of $738,000 related to the pending merger with Mercantile Bank Corporation were recorded in the third quarter of 2013. These expenses reduced after tax earnings and net income available to common shareholders by $569,000 for both the third quarter of 2013 and the nine months ended September 30, 2013. Correspondingly, they reduced diluted earnings per share for both periods by $0.07 per share.

Mr. Sullivan stated, “We continued to make great progress on reducing non-accrual loans and other real estate owned. Resolving these situations and getting these non-performing assets removed from our balance sheet allow our lending staff to focus more on developing new relationships and serving existing good customers. We have achieved growth in portfolio loans for two consecutive quarters, which helps our earning asset mix and is a sign of an improving economic environment. However, we do continue to experience more competitive pricing pressure on new and renewed loans, and the improvement in mix in the quarter was not quite enough to offset the pricing pressure. Therefore, we did see a decline in earning asset yield in the quarter. With continued improvement in mix, we would expect to see this negative trend in yield reverse and become positive.

“We are proceeding with the previously announced merger with Mercantile Bank Corporation and expect to complete the merger effective January 1, 2014, subject to shareholder and regulatory approvals. Strong improvement in our earnings and asset quality metrics, and our exciting plans for the future are the result of much hard work and dedication to our customers and company by our wonderful staff, and we thank them for their efforts.”

Provision for Loan Losses. The provision for loan losses was zero in the third quarter of 2013, compared to the $552,000 amount required in the second quarter of 2013 and the $1,364,000 amount in the year-ago third quarter. Net charge-offs of only $630,000 in the third quarter and the strong level of allowance for loan losses made it unnecessary to provide additional amounts to the allowance in the quarter.

Net Interest Income. Net interest income, at $12,855,000 in the third quarter of 2013 was 5.1%, lower than in the third quarter of 2012, as a result of a 17 basis point lower net interest margin compared to the year-ago quarter. Net interest margin in the third quarter of 2013 decreased to 3.82% from 3.89% in the second quarter of 2013. Average portfolio loans grew in the second quarter of 2013, but competitive pricing pressure continued to force yields lower on new and renewed loans. The yield on average earning assets decreased by 8 basis points, to 4.26% in the third quarter of 2013 from 4.34% in the second quarter of 2013. The cost of funds to average earning assets declined by 1 basis point, to 0.44% in the third quarter of 2013 from 0.45% in the second quarter of 2013.

Non-interest Income. Total non-interest income, at $2,486,000 in the third quarter of 2013, was 17.6% lower than in the third quarter of 2012, as the anticipated slowdown in mortgage refinance volume materialized. Gain on sale of mortgages, at $894,000 in the third quarter of 2013, decreased 39.1% compared to the second quarter of 2013 and was 46.2% less than the year-ago level. The category of “other” non-interest income, at $444,000 in the third quarter of 2013, was 7.7% less than the amount in the second quarter of 2013, primarily due to reduced CD early withdrawal fees and $40,000 loss on sale of fixed assets related to the sale of former branch properties. This category of “other” non-interest income was 9.6% more than in the third quarter of 2012, primarily due to gain on sale of other real estate of $107,000 in the third quarter of 2013 compared to $64,000 in the third quarter of 2012.

Non-interest Expense. Total non-interest expense, at $11,247,000 in the third quarter of 2013, was 1.6% lower than the level in the third quarter of 2012, even with the above mentioned merger related expenses included, and salaries and employee benefits were 1.0% less than in the third quarter of 2012. Occupancy and equipment costs were 5.4% more than the amount in last year’s third quarter mostly due to upgrades of computer equipment. FDIC insurance premium expense, at $233,000 in the third quarter of 2013, was 12.1% less than the level in the third quarter of 2012 due to the timing of expense recognition related to the FDIC’s change in methodology for assessing premiums based on assets rather than deposits. The category of “other” non-interest expense, totaling $3,050,000 in the third quarter of 2013 included a $250,000 expense for adding to the reserve for potential put-back claims related to mortgages previously sold in the secondary market. This reserve now stands at $1 million. In spite of this additional expense, the category of “other” non-interest expense decreased 22.3% compared to the third quarter of 2012, as write-downs of valuations of other real estate owned (OREO) included in the category were $48,000 in the third quarter of 2013, well below the $341,000 amount in the third quarter of 2012, and expenses related to the maintenance of OREO properties declined to $95,000 compared to $172,000.

Total Assets. Total assets of Firstbank Corporation at September 30, 2013, were $1.477 billion, a decrease of 0.3% from year-ago. Total portfolio loans of $982 million increased 0.8% from the level at June 30, 2013, and reached a level 0.5% above year-ago. Commercial and commercial real estate loans increased 2.0% in the third quarter of 2013, and were 1.1% more than year ago, and real estate construction loans decreased 11.9% from year ago, including a 10.7% decrease in the third quarter of 2013. Residential mortgage loans increased 0.5% in the third quarter of 2013, and were 1.0% more than year ago. Consumer loans increased 1.8% in the third quarter of 2013 and were 3.9% above year ago. Firstbank continues to have ample capital and funding resources to increase loans on its balance sheet. Total deposits as of September 30, 2013, were $1.230 billion, compared to $1.225 billion at September 30, 2012, an increase of 0.4%. Core deposits at September 30, 2013, were 0.7% above the year-ago level, and they increased $22.7 million in the third quarter of 2013, mostly in interest bearing demand deposits.

Net Charge-offs. Net charge-offs were $630,000 in the third quarter of 2013, decreasing from $1,161,000 in the second quarter of 2013 and decreasing from $1,554,000 in the third quarter of 2012. In the third quarter of 2013, net charge-offs annualized represented 0.26% of average loans, down significantly from 0.48% in the second quarter of 2013 and 0.63% in the third quarter of 2012.

Allowance and Asset Quality. Asset quality metrics continued to improve in the third quarter of 2013, indicating a lesser need for reserves. At the end of the third quarter of 2013 the ratio of the allowance for loan losses to loans was 2.00%, compared to 2.08% at June 30, 2013, and 2.18% at September 30, 2012. Performing adjusted loans (troubled debt restructurings, or TDRs) were $20,170,000 at September 30, 2013, compared to $21,815,000 at June 30, 2013, and $19,619,000 at September 30, 2012. Loans past due over 90 days and accruing interest were $26,000 at September 30, 2013, compared to $18,000 at June 30, 2013, and reduced from the $655,000 amount at September 30, 2012. Non-accrual loans were $11,204,000 at September 30, 2013, a decrease of 5.4% from the level at June 30, 2013, and a decrease of 30.5% from the $16,118,000 amount at September 30, 2012.

Other real estate owned decreased to $2,161,000 at September 30, 2013, compared to the $2,504,000 level at June 30, 2013, and was down 28% from the $3,001,000 level at September 30, 2012.

Equity to Assets Ratio. The ratio of average equity to average assets remained a strong 9.1% in the third quarter of 2013. The decline in this ratio from 9.7% in the third quarter of 2012 reflects the repurchase and retirement of all remaining preferred stock outstanding during the second quarter of 2013, as reported previously. Firstbank Corporation’s affiliate banks continue to meet or exceed regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 46 banking offices serving Michigan’s Lower Peninsula. Firstbank Corporation has a pending merger with the similarly sized Mercantile Bank Corporation.

Important Information for Investors

Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger and issuance of Mercantile Bank Corporation common stock in connection with the proposed merger will be submitted to Mercantile’s shareholders for their consideration, and the proposed merger will be submitted to Firstbank’s shareholders for their consideration. On September 17, 2013 Mercantile filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that includes a preliminary joint proxy statement to be used by Mercantile and Firstbank to solicit the required approval of their respective shareholders in connection with the proposed merger, and will constitute a prospectus of Mercantile. Mercantile and Firstbank may also file other documents with the SEC concerning the proposed merger. INVESTORS AND SECURITY HOLDERS OF MERCANTILE AND FIRSTBANK ARE URGED TO READ THE JOINT PROXY STATEMENT AND PROSPECTUS REGARDING THE PROPOSED MERGER AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the joint proxy statement and prospectus and other documents containing important information about Mercantile and Firstbank, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Firstbank will be available free of charge on Firstbank’s website at www.firstbankmi.com under the tab “Investor Relations.” or by contacting Samuel Stone, Executive Vice President and Chief Financial Officer at (989) 466-7325.  Copies of the documents filed with the SEC by Mercantile will be available free of charge on Mercantile’s website at www.mercbank.com under the tab “Investor Relations.” or by contacting Charles Christmas, Chief Financial Officer, at 616-726-1202.

Participants in the Transaction

Firstbank, Mercantile and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Mercantile and Firstbank in connection with the proposed transaction. Information about the directors and executive officers of Firstbank is set forth in its proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on March 15, 2013. Information about the directors and executive officers of Mercantile is set forth in its proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on March 15, 2013. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement and prospectus and other relevant materials to be filed with the SEC.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, future business growth, changes in interest rates, loan charge-off rates, demand for new loans, future profitability, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)

UNAUDITED

	Three Months Ended:			Nine Months Ended:
	Sep 30 2013	Jun 30 2013	Sep 30 2012	Sep 30 2013	Sep 30 2012
Interest income:
Interest and fees on loans	$13,012	$13,399	$14,145	$39,695	$43,206
Investment securities
Taxable	894	865	1,104	2,721	3,508
Exempt from federal income tax	441	432	272	1,244	845
Short term investments	36	55	53	146	161
Total interest income	14,383	14,751	15,574	43,806	47,720

Interest expense:
Deposits	1,190	1,237	1,588	3,777	5,198
Notes payable and other borrowing	338	323	444	971	1,374
Total interest expense	1,528	1,560	2,032	4,748	6,572

Net interest income	12,855	13,191	13,542	39,058	41,148
Provision for loan losses	0	552	1,364	1,830	6,352
Net interest income after provision for loan losses	12,855	12,639	12,178	37,228	34,796

Noninterest income:
Gain on sale of mortgage loans	894	1,467	1,661	3,922	4,816
Service charges on deposit accounts	1,043	1,044	1,048	3,107	3,166
Gain on trading account securities	(4)	6	(5)	2	1
Gain on sale of AFS securities	0	2	2	52	42
Mortgage servicing	109	(27)	(95)	(54)	(174)
Other	444	481	405	1,325	1,408
Total noninterest income	2,486	2,973	3,016	8,354	9,259

Noninterest expense:
Salaries and employee benefits	5,805	5,705	5,865	17,428	17,003
Occupancy and equipment	1,335	1,327	1,267	4,021	3,912
Amortization of intangibles	86	103	109	291	380
FDIC insurance premium	233	276	265	768	964
Other	3,050	3,496	3,923	9,509	11,249
Merger related expense	738			738
Total noninterest expense	11,247	10,907	11,429	32,755	33,508

Income before federal income taxes	4,094	4,705	3,765	12,827	10,547
Federal income taxes	1,225	1,362	1,050	3,752	3,011
Net Income	2,869	3,343	2,715	9,075	7,536
Preferred Stock Dividends	0	266	220	481	1,060
Net Income available to Common Shareholders	$2,869	$3,077	$2,495	$8,594	$6,476

Fully Tax Equivalent Net Interest Income	$13,122	$13,438	$13,719	$39,792	$41,638

Per Share Data:
Basic Earnings	$0.36	$0.38	$0.31	$1.07	$0.82
Diluted Earnings	$0.35	$0.38	$0.31	$1.06	$0.82
Dividends Paid	$0.06	$0.06	$0.01	$0.18	$0.08

Performance Ratios:
Return on Average Assets (a)	0.78%	0.90%	0.72%	0.81%	0.68%
Return on Average Equity (a)	8.6%	9.1%	7.4%	8.5%	6.7%
Net Interest Margin (FTE) (a)	3.82%	3.89%	3.99%	3.85%	4.02%
Book Value Per Share (b)	$16.75	$16.41	$16.24	$16.75	$16.24
Tangible Book Value per Share (b)	$12.27	$11.92	$11.64	$12.27	$11.64
Average Equity/Average Assets	9.1%	9.8%	9.7%	9.6%	10.2%
Net Charge-offs	$630	$1,161	$1,554	$3,561	$6,039
Net Charge-offs as a % of Average Loans (c)(a)	0.26%	0.48%	0.63%	0.49%	0.82%

(a) Annualized

(b) Period End `

(c) Total loans less loans held for sale

FIRSTBANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

UNAUDITED

	Sep 30 2013	Jun 30 2013	Dec 31 2012	Sep 30 2012
ASSETS

Cash and cash equivalents:
Cash and due from banks	$30,384	$14,132	$38,544	$29,710
Short term investments	31,019	40,298	63,984	45,192
Total cash and cash equivalents	61,403	54,430	102,528	74,902

Securities available for sale	357,429	351,022	353,684	350,231
Federal Home Loan Bank stock	7,266	7,266	7,266	7,266
Loans:
Loans held for sale	732	992	2,921	3,813
Portfolio loans:
Commercial	159,199	155,787	149,265	151,252
Commercial real estate	363,059	356,137	357,831	365,402
Residential mortgage	340,877	339,054	331,896	337,587
Real estate construction	49,215	55,138	58,530	55,855
Consumer	69,936	68,688	66,240	67,314
Total portfolio loans	982,286	974,804	963,762	977,410
Less allowance for loan losses	(19,608)	(20,239)	(21,340)	(21,332)
Net portfolio loans	962,678	954,565	942,422	956,078

Premises and equipment, net	23,893	24,322	24,356	24,926
Goodwill	35,513	35,513	35,513	35,513
Other intangibles	675	761	965	1,068
Other assets	27,362	28,175	29,107	28,313
TOTAL ASSETS	$1,476,951	$1,457,046	$1,498,762	$1,482,110

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$259,946	$251,742	$251,109	$229,437
Interest bearing accounts:
Demand	359,926	338,168	348,598	348,712
Savings	276,783	273,921	265,323	262,314
Time	317,440	327,596	358,791	365,745
Wholesale CD's	16,021	16,875	17,580	18,653
Total deposits	1,230,116	1,208,302	1,241,401	1,224,861

Securities sold under agreements to repurchase and overnight borrowings	47,333	43,661	42,785	45,927
FHLB Advances and notes payable	19,861	27,862	22,493	19,558
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	8,242	8,693	8,941	9,591
Total liabilities	1,341,636	1,324,602	1,351,704	1,336,021

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000 shares authorized, 33,000 outstanding	0	0	16,908	16,904
Common stock; 20,000,000 shares authorized	116,466	116,369	115,621	115,228
Retained earnings	18,064	15,679	10,921	9,812
Accumulated other comprehensive income	785	396	3,608	4,145
Total shareholders' equity	135,315	132,444	147,058	146,089
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,476,951	$1,457,046	$1,498,762	$1,482,110

Common stock shares issued and outstanding	8,076,621	8,070,268	8,001,903	7,952,502
Principal Balance of Loans Serviced for Others ($mil)	$609.1	$609.9	$608.2	$594.8

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	20,170	21,815	20,720	19,619
Loans Past Due over 90 Days	26	18	37	655
Non-Accrual Loans	11,204	11,849	15,668	16,118
Other Real Estate Owned	2,161	2,504	2,925	3,001
Allowance for Loan Loss as a % of Loans (a)	2.00%	2.08%	2.21%	2.18%

Quarterly Average Balances:
Total Portfolio Loans (a)	$977,069	$965,722	$968,509	$982,144
Total Earning Assets	1,366,068	1,384,833	1,381,004	1,371,768
Total Shareholders' Equity	133,557	146,755	145,186	143,805
Total Assets	1,471,510	1,489,905	1,496,135	1,483,546
Diluted Shares Outstanding	8,134,948	8,118,717	7,994,996	7,987,968

(a) Total Loans less loans held for sale
(b) Troubled Debt Restructurings in Call Reports